UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 21, 2016

Natural Grocers by Vitamin Cottage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35608	45-5034161
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12612 West Alameda Parkway

Lakewood, Colorado 80228

(Address of principal executive offices) (Zip Code)

(303) 986-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On June 21, 2016, Vitamin Cottage Natural Food Markets, Inc. (the “Operating Company”), a wholly owned subsidiary of Natural Grocers by Vitamin Cottage, Inc., entered into a new Customer Distribution Agreement (the “Agreement”) with United Natural Foods, Inc. and certain of its wholly owned subsidiaries (collectively, “UNFI”). Upon the execution of the Agreement, the existing Distribution Agreement dated as of June 1, 2008 between the parties was terminated.

The Agreement sets out the terms and conditions, including pricing, pursuant to which the Operating Company will purchase natural and organic food products from UNFI. Under the Agreement, UNFI commits to provide certain sales, promotional and advertising support, assistance with new item introductions and support in connection with the Operating Company’s private label products.

The Agreement will remain in effect through May 31, 2021 and will thereafter renew automatically for successive one-year terms, unless either party provides a written notice of non-renewal at least 90 days prior to the expiration of the then-current term of the Agreement. The Agreement may be earlier terminated: (i) by either party in the event of a material breach of the Agreement by the other party, if such breach continues uncured for a period of 30 days after written notice of such breach; (ii) automatically and without notice upon either party’s bankruptcy, insolvency, entry into receivership, assignment for the benefit of creditors, dissolution or ceasing to do business; or (iii) by an executed written agreement between the parties.

Item 1.02     Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 with regard to the termination of the Distribution Agreement dated as of June 1, 2008 between UNFI and the Operating Company is incorporated herein by reference.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2016

Natural Grocers by Vitamin Cottage, Inc.

By:	/s/ Kemper Isely
Name:	Kemper Isely
Title:	Co-President

3